Exhibit 10.3
REVOLVING CREDIT NOTE

$8,000,000.00	New York, New York
June 30, 2008
     This Revolving Credit Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of the date hereof (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) by and among DIGITAL RECORDERS, INC., a corporation organized under the laws of the State of North Carolina (“DR”), TWINVISION OF NORTH AMERICA, INC., a corporation organized under the laws of the State of North Carolina (“TVna”) (DR and TVna, each a “Borrower”, and collectively “Borrowers”), DRI CORPORATION, a corporation organized under the laws of the State of North Carolina (“DRI”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), the various other financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, the “Lenders”) and PNC as agent for the Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.
     FOR VALUE RECEIVED, Borrowers hereby jointly and severally promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (“PNC”) at Agent’s offices located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816, or at such other place as the holder hereof may from time to time designate to Borrowing Agent in writing:
     (i) the principal sum of EIGHT MILLION DOLLARS ($8,000,000.00), or if different from such amount, PNC’s Commitment Percentage of the unpaid principal balance of Revolving Advances as may be due and owing from time to time under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement, or earlier termination of the Loan Agreement pursuant to the terms thereof; and
     (ii) interest on the principal amount of this Note from time to time outstanding, payable at the applicable Revolving Interest Rate in accordance with the provisions of the Loan Agreement. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the applicable Default Rate. In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law.
     This Note is one of the Revolving Credit Notes referred to in the Loan Agreement and is secured, inter alia, by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents, and is subject to all of the agreements, terms and conditions therein contained.
     This Note may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.
     If an Event of Default under Section 10.7 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of the Other Documents which is not cured within any applicable grace period, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.
     This Note shall be governed by and construed in accordance with the laws of the State of New York.

     Each Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.

DIGITAL RECORDERS, INC.
By:	/S/ DAVID L. TURNEY
	Name:	David L. Turney
	Title:	CEO/President

TWINVISION OF NORTH AMERICA, INC.
By:	/S/ DAVID L. TURNEY
	Name:	David L. Turney
	Title:	CEO/President